EXHIBIT 99.1

STEPAN ANNOUNCES SALE OF SPECIALTY ESTERS

PRODUCT LINE AND ACQUISITION OF AN AGRICULTURAL CHEMICAL

NORTHFIELD, Illinois, May 1, 2007 — Stepan Company (NYSE: SCL) today announced the sale of its specialty ester surfactant product line for the personal care market to The HallStar Company (formerly CPH Holding Corporation). These products, produced at the Company’s Maywood, New Jersey facility, will continue to be produced for The HallStar Company during a transition period. The product line represents $15.0 million in net sales. The sale will be for cash plus the transfer to Stepan of a specialty agricultural surfactant product line from The HallStar Company.

The Company expects to report a pretax gain of approximately $3.5 million to $4.0 million during the second quarter from the sale proceeds net of related write downs for equipment, inventory and severance charges.

Stepan pursued the sale after reviewing strategic alternatives for improving the profitability of its Maywood, New Jersey plant. The reconfigured plant will continue to produce esters for the industrial markets as well as Stepan’s specialty flavor and food ingredient products. The reduced cost structure of the remaining businesses will increase the site’s profitability in 2008.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.